UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials Pursuant to Section 240.14a-12

INTERNATIONAL ELECTRONICS, INC.

(Name of Registrant as Specified in its Charter)

RISCO LTD.

ROKONET INDUSTRIES, U.S.A., INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[RISCO LETTERHEAD]

May 4, 2007

.A PRESERVE YOUR OPTIONS –VOTE YOUR SHARES ON THE BLUE PROXY CARD TODAY

Dear Fellow International Electronics Stockholder:

As you know, RISCO Ltd. (“RISCO”), through its wholly-owned subsidiary, Rokonet Industries, U.S.A., Inc., launched a tender offer on March 6, 2007 to acquire all of the outstanding shares of International Electronics, Inc. (“IEI”). On April 30, 2007 we amended the terms of our offer to, among other things, raise the offer price to $4.00 per share in cash – 14% more than our previous offer, 38% more than $2.90, IEI’s closing price on March 5, and 115% more than $1.86, the average trading price of IEI shares over the two years preceding our offer.

Right now you have a limited opportunity to send a message to the IEI Board on May 18. Vote FOR our Voting Rights Proposal on the BLUE proxy today to give shareholders a say in the future of their investment. Since we made our initial offer, and even after we raised our offer price, IEI has responded in several ways that we believe are misleading.

They say:	We say:
RISCO’s offer of $4 per share is “substantially less than certain offers IEI has received.”	Where’s the beef? No third party has made any public offer for IEI shares. If our Voting Rights Proposal is approved, these “certain offers” will need to come forward if they want to succeed. On May 18, tell IEI, “Show me the money!”

IEI is committed to its long-term plan — RISCO’s offer does not reflects IEI’s established market position and long-term value.	November 2004 — that’s the last time the IEI stock closed above $4 per share. $4 per share doesn’t reflect IEI’s long-term prospects? You decide.

RISCO’s tender offer is “highly conditional.”	More conditional than executing a speculative strategy? IEI faces a competitive marketplace. It continues to struggle to find traction against larger companies with more R&D and broader product offerings. Now it will be saved by its PowerKey Division? In our view, this is not a strategy; it’s wishful thinking!

On May 18, help us satisfy one of the conditions to our offer. Vote FOR our Voting Rights Proposal on the BLUE proxy card today. You can vote your shares even if you DO NOT wish to tender them in our offer.

A VOTE “FOR” OUR VOTING RIGHTS PROPOSAL GIVES YOU A REAL ALTERNATIVE TO MANAGEMENT’S SPECULATIVE STRATEGIC PLAN.

Send a message to IEI that it is time to sell! IEI has REPEATEDLY refused to negotiate with RISCO. Evidently, it is also refusing to negotiate these “certain offers” it claims to have received. IEI is denying you an opportunity to receive a premium for your shares. On May 18 you can tell IEI, “Enough is enough!” A vote “FOR” our Voting Rights Proposal puts this decision back in your hands.

We look forward to the IEI special meeting on May 18 and encourage you to attend in person or by proxy. If you have questions or need assistance in voting your BLUE proxy card please contact MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500 (call collect).

Very truly yours,

/s/ Moshe Alkelai
Moshe Alkelai
Chairman of the Board

This communication may be deemed to be solicitation material in respect of the solicitation of proxies of Rokonet Industries, U.S.A., Inc. from stockholders of IEI in connection with the special meeting of IEI stockholders expected to be held on May 18, 2007. Rokonet Industries, U.S.A., Inc. has filed a definitive proxy statement on Schedule 14A. IEI STOCKHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING RISCO’S PROPOSAL. Stockholders may obtain the proxy statement and related materials with respect to the special meeting free at the SEC’s website at www.sec.gov or from Rokonet Industries, U.S.A., Inc. by contacting Mackenzie Partners, Inc. toll free at 1-800-322-2885 or collect at 1-212-929-5500 or via email at proxy@mackenziepartners.com.

Rokonet Industries, U.S.A., Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of IEI common stock in respect of the proposed special meeting of stockholders. Certain information about such persons and their interest in the solicitation will be contained in the proxy statement regarding the special meeting, when it becomes available.